Exhibit 99.1

NYSE AMEX GRANTS EXTENSION
 FOR TRI-VALLEY CORPORATION’S CONTINUED LISTING

Bakersfield, CA, October 11, 2010 – Tri-Valley Corporation (NYSE Amex: TIV) announced today that on October 5, 2010, it received notice that the NYSE Amex LLC (“the Exchange”) had accepted the Company’s plan of compliance (the “Plan”).  In accepting the Plan, the Exchange granted the Company an extension until March 31, 2011 for the continued listing of the Company’s common stock and for the Company to regain compliance with the continued listing standards (the “Plan Periods”), subject to quarterly progress reviews by the Exchange during the Plan Period.

Under the terms of the extension, Tri-Valley is required to complete a proposed equity offering of approximately $1.5 million by October 31, 2010 and a proposed underwritten public offering of approximately $5 million by December 31, 2010.

“We appreciate the support and the extension that the Exchange has given Tri-Valley to allow us to pursue our plan to raise additional capital and regain our good standing with NYSE Amex,” said Maston Cunningham, Tri-Valley’s president and CEO.  “The Company has made good progress in the past year in its goal to drive oil production and revenue, and to reduce operating costs.  The capital raises expected during the remainder of 2010 are in addition to the $5 million we raised in April and are a key component of our strategy to further build oil production capability at our Pleasant Valley project near Oxnard, California and at the Claflin project near Bakersfield.”

As previously disclosed, the Company is not in compliance with the Exchange’s continued listing standards set forth in Section 1003(a)(iii) of the Exchange’s Company Guide, specifically related to the $6 million minimum stockholders’ equity requirement.  On August 2, 2010, the Company submitted its Plan to the Exchange that set forth the actions it had taken and intended to take to return the Company to compliance with the applicable standards in the Company Guide.

About Tri-Valley

Tri-Valley Corporation explores for and produces oil and natural gas in California, and has two exploration-stage gold properties and a high grade calcium carbonate quarry in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE AMEX exchange under the symbol "TIV." The company website, which includes all SEC filings, is www.tri-valleycorp.com.

Forward-looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements which include such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very large, expect, potential, etc. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in "Item IA. Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and in "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" as disclosed in the Company's Quarterly Report on Form 10-Q for the most recent quarter ended June 30, 2010.

Company Contacts: John Durbin jdurbin@tri-valleycorp.com (661) 864-0500	Investor Contacts: Doug Sherk/Jenifer Kirtland EVC Group, Inc. (415) 896-6820 dsherk@evcgroup.com jkirtland@evcgroup.com	Media Contact: Chris Gale EVC Group, Inc. (646) 201-5431 cgale@evcgroup.com